Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Meten EdtechX Education Group Ltd. Amendment No. 1 to Form F-4 (File No. 333-235859) of our report dated April 1, 2019, with respect to our audit of the financial statements of EdtechX Holdings Acquisition Corp. as of December 31, 2018 and for the period from May 15, 2018 (inception) through December 31, 2018 and our report dated January 7, 2020, with respect to our audit of the financial statements of Meten EdtechX Education Group Ltd. for the period from September 27, 2019 (inception) through September 30, 2019, which reports appear in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/Marcum llp

Marcum llp

New York, NY

February 12, 2020